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                                                                    EXHIBIT 99.3

                                   EXHIBIT A

                                PROMISSORY NOTE

$___________________                                _____________________, 2000

     FOR VALUE RECEIVED, the maker,________, promises to pay to AVT Corporation (the "Company") the principal sum of up to __________________________ DOLLARS AND NO CENTS ($___________), together with interest from the date of this Note at the rate of 6.75% per annum, simple interest, subject to adjustment as provided below. If not sooner paid, the principal and any accrued but unpaid interest shall be due and payable on ______ , ______, except as provided below. This Note is payable at the corporate offices of the Company at 11410 N.E. 122/nd/ Way, Kirkland, Washington 98034, or at such other place as the Company may designate in writing from time to time. This Note is issued pursuant to the AVT Corporation Stock Purchase Loan Plan (the "Plan") and a Loan and Stock Purchase Agreement and Power of Attorney between the Company and maker (the "Loan Agreement"). All terms not otherwise defined herein shall have the meanings given such terms in the Plan and the Loan Agreement.

     Prepayments. The maker may prepay this Note, in whole or in part, at any time without penalty. Optional prepayments shall be applied first to the repayment of principal and then to the payment of accrued but unpaid interest.

     Share Restrictions. The maker acknowledges that there are no restrictions on the maker's right to sell or otherwise dispose of any of the Shares (other than those restrictions imposed by the securities laws).

     Transfer of Shares. The maker acknowledges that the indebtedness evidenced by this Note was incurred to enable the maker to acquire for cash in an amount equal to the principal amount hereof shares of Company Stock (the "Shares"). If any Shares acquired by maker are sold, pledged or otherwise transferred, the entire unpaid principal balance of this Note and any accrued but unpaid interest shall become immediately due and payable.

     Termination of Employment. In the event of any termination of the maker's employment with the Company for any reason, the entire unpaid principal balance of this Note and any accrued but unpaid interest shall become due and payable one month following the date of termination if not sooner due and payable by the terms hereof.
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     Default. If any payment due hereunder is not made within 10 calendar days following the date on which such payment was due, or if the maker is declared or adjudicated to be bankrupt by a United States Bankruptcy Court, the maker shall be in default hereunder. Upon the occurrence of a default under this Note or the Loan Agreement, the entire unpaid principal balance of this Note and all accrued but unpaid interest, if any, shall immediately become due and payable. Upon the occurrence of a default, all amounts due under this Note (including accrued but unpaid interest) shall thereafter accrue (or continue to accrue) interest at a rate equal to 16.75% per annum, compounded quarterly. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Company in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     No Waivers. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Miscellaneous. Presentment, demand, protest and notices of dishonor and of protest are hereby waived by the maker to the extent permitted by law. The maker agrees that he will pay, to the extent permitted by law, all expenses incurred in collecting this obligation, including reasonable attorney's fees, should this obligation or any part thereof not be paid as and when due. This Note is non-negotiable.

     Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Washington, without application of Washington conflict of law rules.

                                              ______________________________

                                              Name:_________________________

                                              Title:________________________

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